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                  [Letterhead of Osler, Hoskin & Harcourt LLP]


                                                                     Exhibit 5.1









                                                     Direct Dial: (416) 862-4226
                                                      Our Matter Number: 1009215
February 7, 2000


Delano Technology Corporation
40 West Wilmont Street
Richmond Hill, Ontario
CANADA  L4B 1H8

Dear Sirs/Madams:

DELANO TECHNOLOGY CORPORATION REGISTRATION STATEMENT ON FORM F-1 REGISTERING 5,750,000 COMMON SHARES

We are acting as Canadian counsel to Delano Technology Corporation (the "Company") in connection with the issue by the Company of up to 5,750,000 common shares (the "Common Shares") of the Company and in connection with the Registration Statement on Form F-1 (the "Registration Statement") filed with the United States Securities and Exchange Commission by the Company relating to the registration of the Common Shares under the United States Securities Act of 1933, as amended, (the "Act") including the prospectus of the Company contained therein (the "Prospectus").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the articles of incorporation and the by-laws of the Company, each as amended from time to time, and resolutions of the directors of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed relevant or necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

We are barristers and solicitors qualified to practice law in the Province of Ontario and our opinion expressed below is limited to the laws of such Province and the laws of Canada applicable therein and should not be relied upon, nor is it given, in respect of the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly authorized, and that upon receipt of full consideration for the Common Shares, the Common Shares will be validly issued, fully paid and non-assessable shares of the Company.


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Subject to the limitations and qualifications stated therein, we hereby confirm, in all material respects, our opinion with respect to Canadian income tax law contained in the Prospectus under the caption "Tax Considerations -- Canadian Federal Income Tax Considerations."


Consent is hereby given to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP


EAS:CG


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